CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Eventide Gilead Fund, a series of shares of beneficial interest of the Catalyst Funds, under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

June 27, 2008